Exhibit 99.1

Barnes & Noble Reports Fiscal 2012 First Quarter Financial Results

Digital Content Sales Quadruple

BN.com Comparable Sales Increase 65%

Fiscal 2012 EBITDA Expected to Increase 30% to 50%

NEW YORK--(BUSINESS WIRE)--August 30, 2011--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for its fiscal 2012 first quarter ended July 30, 2011.

FIRST QUARTER RESULTS

Total sales for the first quarter were $1.4 billion, a 2% increase compared to the prior year. Sales through BN.com increased 37% as compared to the prior year to $198 million, with comparable sales increasing 65%. This increase was driven by strong demand for the NOOK product line, including the continued success of the Award Winning NOOK Color, the mid-quarter launch of the NOOK Simple Touch Reader and a quadrupling of digital content sales over last year’s first quarter.

Barnes & Noble store sales decreased 3% to $1 billion, with comparable store sales decreasing 1.6% for the quarter. While traditional physical book sales declined during the quarter, the stores posted large increases in sales of the NOOK product line and Toys & Games. In a non-back-to-school period, Barnes & Noble College Bookstore (“College”) sales declined 2% to $220 million, with comparable store sales decreasing 1.8%.

The consolidated NOOK business across all of the company’s segments, including sales of digital content, device hardware and related accessories, increased 140% in the first quarter to $277 million, on a comparable sales basis.

EARNINGS

The company’s earnings before interest, taxes, depreciation and amortization (EBITDA) improved 23% this quarter from a loss of $30.7 million to $23.6 million. For the first quarter, the company reported a consolidated net loss of $57 million, or $0.99 per share. The company’s effective tax rate is 36.2%, lower than its previous rate of 39.7%. The change in the effective tax rate had a $0.05 per share impact on the quarter. Excluding the impact of the tax rate change, the company’s net loss per share was $0.94.

“Our strategy of growing market share in the exploding digital content business while maximizing cash flow and EBITDA from our retail operations is paying off,” said William Lynch, chief executive officer. “We plan to continue investing in the significant growth areas of our business, and in fiscal 2012, we expect to see leverage as our digital sales growth is projected to exceed the growth of investment spend. Additionally, the return on investment is expected to increase in future years, as readers purchase increasing amounts of digital content on the platform we have built.”

“Our NOOK eReaders and applications continue to be cited as the finest digital reading products on the market, with the new NOOK Simple Touch Reader recently rated as the best eReader,” Mr. Lynch added. “The company is encouraged by the progress achieved against our strategy and believes in our plan to continue to appropriately invest in the massive digital opportunity, while delivering strong EBITDA growth this year.”

GUIDANCE

For the full fiscal year 2012 consolidated sales are forecasted to be $7.4 billion. Comparable sales at BN.com are expected to increase 60% to 70%. Barnes & Noble comparable store sales are expected to increase 2% to 3% and College’s comparable store sales are expected to be flat. The company expects a $150 million to $200 million sales lift in this fiscal year following the complete liquidation of Borders stores. The consolidated NOOK business across all of the company’s segments, including sales of digital content, device hardware and related accessories, is expected to double this year to $1.8 billion from $880 million last year and $123 million in fiscal 2010, on a comparable sales basis.

The company expects full year earnings before interest, taxes, depreciation and amortization (EBITDA) to be in a range of $210 million to $250 million, representing a 30% to 50% increase as compared to the prior year. This year’s EBITDA forecast includes transaction, advisory and legal costs of approximately $15 million related to the strategic alternatives process and the recently completed $204 million investment made by Liberty Media in the company. The company expects full year losses per share to be in a range of $0.10 to $0.50.

CONFERENCE CALL

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, August 30, 2011, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2012 second quarter earnings results on or about November 22, 2011.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller and a Fortune 500 company, operates 704 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 635 college bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble conducts its online business through BN.com (www.bn.com), one of the Web's largest e-commerce sites, which also features more than two million titles in its NOOK Bookstore(TM) (www.bn.com/ebooks). Through Barnes & Noble’s NOOK(TM) eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

The All-New NOOK(TM), The Simple Touch Reader(TM), NOOK(TM), NOOK 1st Edition(TM), NOOK Wi-Fi 1st Edition(TM), NOOK Color(TM), Reader’s Tablet(TM), Fast Page(TM), NOOK Books(TM), NOOK Bookstore(TM), NOOK Newsstand(TM), PubIt!(TM), NOOK Kids(TM), Read In Store(TM), More In Store(TM), NOOK Friends(TM), LendMe(R), NOOK Library(TM), NOOK Boutiques(TM), The Barnes & Noble Promise(TM), NOOK Books en español(TM), NOOK Study(TM), Free Friday(TM), Lifetime Library(TM) and Read What You Love. Anywhere You Like(TM) are trademarks of Barnes & Noble, Inc. Other trademarks referenced in this release are the property of their respective owners.

Follow Barnes & Noble on Twitter (www.bn.com/twitter), Facebook (www.facebook.com/barnesandnoble) and YouTube (www.youtube.com/user/bnstudio).

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble's products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble's computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, potential effects of a bankruptcy filing by one of Barnes & Noble's largest competitors and actions taken by that competitor during bankruptcy, including store closures, sales of inventory at discounted prices and elimination of liabilities, the risk that the expected $200 million sales lift from Borders’ store closures is not achieved in whole or part, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble's online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble's strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the risk that clearance under the Hart-Scott-Rodino Act with respect to Liberty GIC, Inc.’s (Liberty), a subsidiary of Liberty Media Corporation, investment in the Company may not be received and the effects of the failure to receive such clearance, and other factors which may be outside of Barnes & Noble's control, including those factors discussed in detail in Item 1A, "Risk Factors," in Barnes & Noble's Annual Report on Form 10-K and Form 10-K/A, and in Barnes & Noble's other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	13 weeks ended
	July 30, 2011	July 31, 2010

Sales	$1,418,404	1,395,842
Cost of sales and occupancy	1,030,846	1,044,142
Gross profit	387,558	351,700
Selling and administrative expenses	411,118	382,408
Depreciation and amortization	55,671	56,905
Operating loss	(79,231)	(87,613)
Interest expense, net	9,442	13,263
Loss before taxes	(88,673)	(100,876)
Income taxes	(32,067)	(38,333)
Net loss	(56,606)	(62,543)
Net loss attributable to noncontrolling interests	-	25
Net loss attributable to Barnes & Noble, Inc.	$(56,606)	(62,518)

Basic loss per common share:
Loss attributable to Barnes & Noble, Inc.	$(0.99)	(1.12)

Diluted loss per common share:
Loss attributable to Barnes & Noble, Inc.	$(0.99)	(1.12)

Weighted average common shares outstanding
Basic	57,153	55,770
Diluted	57,153	55,770

Dividends declared per common share	$-	0.25

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales and occupancy	72.7%	74.8%
Gross profit	27.3%	25.2%
Selling and administrative expenses	29.0%	27.4%
Depreciation and amortization	3.9%	4.1%
Operating loss	-5.6%	-6.3%
Interest expense, net	0.7%	1.0%
Loss before taxes	-6.3%	-7.2%
Income taxes	-2.3%	-2.7%
Net loss	-4.0%	-4.5%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	July 30, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$22,353	27,019
Receivables, net	156,543	111,087
Merchandise inventories	1,814,436	1,787,683
Prepaid expenses and other current assets	156,632	187,362
Total current assets	2,149,964	2,113,151

Property and equipment:
Land and land improvements	8,617	8,617
Buildings and leasehold improvements	1,208,454	1,206,255
Fixtures and equipment	1,690,529	1,613,754
	2,907,600	2,828,626
Less accumulated depreciation and amortization	2,228,562	2,048,760
Net property and equipment	679,038	779,866

Goodwill	523,006	527,434
Intangible assets, net	563,034	577,300
Other noncurrent assets	56,615	62,103
Total assets	$3,971,657	4,059,854

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,275,708	1,267,786
Accrued liabilities	704,916	674,460
Short-term note payable	-	100,000
Total current liabilities	1,980,624	2,042,246

Long-term debt	509,600	380,000
Deferred taxes	279,716	311,158
Other long-term liabilities	434,334	496,329

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 90,641 and 89,102
shares issued, respectively	91	89
Additional paid-in capital	1,327,948	1,290,803
Accumulated other comprehensive loss	(11,630)	(13,212)
Retained earnings	505,773	603,850
Treasury stock, at cost, 33,453 and 33,314 shares, respectively	(1,054,799)	(1,052,935)
Total Barnes & Noble, Inc. shareholders' equity	767,383	828,595
Noncontrolling interest	-	1,526
Total shareholders' equity	767,383	830,121
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,971,657	4,059,854

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)

		13 weeks ended	13 weeks ended
		July 30, 2011	July 31, 2010

Sales
	Barnes & Noble Retail	$1,000,565	1,026,269
	Barnes & Noble College	219,791	224,861
	Barnes & Noble.com	198,048	144,712
Total		$1,418,404	1,395,842

Gross Profit
	Barnes & Noble Retail	$294,866	295,671
	Barnes & Noble College	51,156	50,697
	Barnes & Noble.com	41,536	5,332
Total		$387,558	351,700

Selling and Administrative Expenses
	Barnes & Noble Retail	$249,347	270,147
	Barnes & Noble College	61,959	60,231
	Barnes & Noble.com	99,812	52,030
Total		$411,118	382,408

EBITDA
	Barnes & Noble Retail	$45,518	25,523
	Barnes & Noble College	(10,803)	(9,534)
	Barnes & Noble.com	(58,275)	(46,697)
Total		$(23,560)	(30,708)

Net Income (Loss)
	EBITDA	$(23,560)	(30,708)
	Depreciation and Amortization	(55,671)	(56,905)
	Interest Expense, net	(9,442)	(13,263)
	Income Taxes	32,067	38,333
Total		$(56,606)	(62,543)

Percentage of sales:

Gross Margin
	Barnes & Noble Retail	29.5%	28.8%
	Barnes & Noble College	23.3%	22.5%
	Barnes & Noble.com	21.0%	3.7%
Total		27.3%	25.2%

Selling and Administrative Expenses
	Barnes & Noble Retail	24.9%	26.3%
	Barnes & Noble College	28.2%	26.8%
	Barnes & Noble.com	50.4%	36.0%
Total		29.0%	27.4%

CONTACT:
Media Contact:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investor Contacts:
Barnes & Noble, Inc.
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer
jlombardi@bn.com
or
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Director of Investor Relations
amilevoj@bn.com